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News Release
Truist reports second quarter 2023 results
GAAP earnings of $1.2 billion, or $0.92 per share	PPNR(1) up 5.8% and adjusted PPNR(1) down 1.3% compared to 2Q22	2Q23 actions further strengthen balance sheet; CET1 increased 50 basis points to 9.6%
2Q23 Key Financial Data	2Q23 Performance Highlights(4)

(Dollars in billions, except per share data)	2Q23	1Q23	2Q22
Summary Income Statement
Net interest income - TE	$3.68	$3.92	$3.44
Noninterest income	2.29	2.23	2.25
Total revenue - TE	5.97	6.15	5.68
Noninterest expense	3.75	3.69	3.58
Net income available to common shareholders	1.23	1.41	1.45
PPNR - unadjusted(1)	2.22	2.46	2.10
PPNR - adjusted(1)	2.41	2.66	2.45
Per Share Metrics
Diluted earnings per common share	$0.92	$1.05	$1.09
BVPS	42.68	41.82	42.45
TBVPS(1)	20.44	19.45	20.51
Key Ratios
ROCE	8.6%	10.3%	10.3%
ROTCE(1)	19.4	24.1	22.7
Efficiency ratio - GAAP	63.3	60.5	63.3
Efficiency ratio - adjusted(1)	59.6	56.8	57.0
NIM - TE	2.91	3.17	2.89
NCO ratio(2)	0.54	0.37	0.22
ALLL ratio	1.43	1.37	1.38
CET1(3)	9.6	9.1	9.2
Average Balances
Assets	$566	$560	$541
Securities	138	141	149
Loans and leases	328	328	300
Deposits	400	408	424
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2023 Earnings Presentation.
(2)2Q23 includes 12 basis point impact from student loan portfolio sale.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from second quarter of 2023 compared to first quarter of 2023, unless otherwise noted.
•Net income was $1.2 billion, or $0.92 per diluted share
◦Includes $54 million ($41 million after-tax), or $0.03 per share, of merger-related and restructuring charges
◦Record insurance income

•Adjusted PPNR was $2.4 billion, down 9.3% compared to prior quarter due to lower net interest income and higher noninterest expense, partially offset by higher noninterest income
◦Down 1.3% from the year ago quarter due to higher noninterest expense, partially offset by higher net interest income and higher noninterest income

•Average loans and leases were stable compared to the prior quarter as growth within the commercial and industrial portfolio was partially offset by a decrease in indirect auto in alignment with the company’s strategic focus
◦Sold non-core student loan portfolio at end of 2Q23 with no impact to net income; net charge-off of $98 million, or 12 basis points, was previously provided for in ALLL

•Average deposits decreased 2.1% compared to the prior quarter primarily due to the impact of client tax payments and prior quarter activity

•Asset quality reflects normalization and modest deterioration in commercial portfolios
◦Net charge-off ratio of 54 basis points, which includes a 12 basis point impact from student loan sale
◦Nonperforming assets increased modestly in the commercial portfolios

•Capital and liquidity levels strengthened
◦CET1 ratio was 9.6% as of June 30, up 50 basis points
▪TIH minority stake sale added 31 basis points
◦TBVPS increased 5.1% to $20.44
◦Consolidated LCR was 112%
◦$178 billion of available liquidity sources

CEO Commentary
“During the second quarter, we made significant progress adapting to the new operating environment by strengthening our balance sheet, sharpening our strategic focus on our core businesses, and intensifying our focus on disciplined expense management.

Second quarter financial results were mixed as revenue headwinds from higher funding costs and lower-than-anticipated capital markets activity were partially offset by record insurance income. We prudently increased our provision and allowance amid the uncertain economic backdrop. Adjusted expenses were within our guidance range, though we are accelerating our plans to adjust our cost base to reflect efficiency opportunities and changing conditions.

Our CET1 capital ratio increased 50 basis points driven by the investment in Truist Insurance Holdings and organic capital generation. The most recent Federal Reserve stress test highlighted our capacity to respond to all scenarios and we announced plans to maintain our strong quarterly common stock dividend at $0.52 per share, subject to board approval.

We are executing swiftly on our strategy to optimize our core businesses exemplified by the sale of our non-core student loan portfolio at net carrying value with no P&L impact. We also made solid progress towards shifting our loan mix towards higher-return assets.

Our unwavering foundation of purpose to inspire and build better lives and communities, the dedication of our talented teammates, the momentum created by maximizing our diverse business model, and key leadership positions in growth markets are competitive advantages that are propelling Truist to reach its full potential.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	770.352.5347 | investors@truist.com
Media:	Shelley Miller	704.692.1518 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	2Q23	1Q23	2Q22	Link		Like
Interest income(1)	$6,230	$5,836	$3,701	$394	6.8%	$2,529	68.3%
Interest expense	2,551	1,917	266	634	33.1	2,285	NM
Net interest income(1)	$3,679	$3,919	$3,435	$(240)	(6.1)	$244	7.1

Net interest margin(1)	2.91%	3.17%	2.89%	(26) bps		2 bps
Core net interest margin(1)(2)	2.85	3.10	2.72	(25) bps		13 bps

Average Balances(3)
Total earning assets	$506,084	$499,149	$475,818	$6,935	1.4%	$30,266	6.4%
Total interest-bearing liabilities	363,754	352,472	316,021	11,282	3.2	47,733	15.1

Yields / Rates(1)
Total earning assets	4.93%	4.72%	3.12%	21 bps		181 bps
Total interest-bearing liabilities	2.81	2.20	0.34	61 bps		247 bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2023 Earnings Presentation.
(3)Excludes basis adjustments for fair value hedges.

Taxable-equivalent net interest income for the second quarter of 2023 was down $240 million, or 6.1%, compared to the first quarter of 2023 driven by higher funding costs, partially offset by higher rates on earning assets. The net interest margin was 2.91%, down 26 basis points.

•Average earning assets increased primarily due to growth in average other earning assets of $9.4 billion, or 37%, as balances held at the Federal Reserve were increased late in the first quarter to support liquidity build, partially offset by a decline in average securities of $2.2 billion, or 1.5%.
•The yield on the total loan portfolio was 6.07%, up 26 basis points primarily due to higher market interest rates. The yield on the average securities portfolio for the second quarter was 2.17%, up three basis points.
•Average deposits decreased $8.6 billion, or 2.1%, while average long-term debt increased $12.6 billion, or 25%. The decrease in average deposits was primarily due to the impact of client tax payments and prior quarter activity. The increase in average long-term debt was driven by the increased liquidity build late in the first quarter and the decline in deposits.
•The average cost of total deposits was 1.51%, up 39 basis points. The average cost of short-term borrowings was 5.19%, up 50 basis points. The average cost of long-term debt was 4.62%, up 57 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Taxable-equivalent net interest income for the second quarter of 2023 was up $244 million, or 7.1%, compared to the second quarter of 2022 primarily due to higher market interest rates and strong loan growth. These increases were partially offset by lower purchase accounting accretion. Net interest margin was 2.91%, up two basis points.

•Average earning assets increased $30.3 billion, or 6.4%, primarily due to growth in average total loans of $28.4 billion, or 9.5%, and growth in other earning assets of $13.8 billion, or 65%, primarily due to an increase in balances held at the Federal Reserve to support liquidity build, partially offset by a decrease in average securities of $10.3 billion, or 6.9%.
•The yield on the total loan portfolio was 6.07%, up 216 basis points, primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion. The yield on the average securities portfolio was 2.17%, up 35 basis points primarily due to the higher rate environment.
•Average deposits decreased $23.9 billion, or 5.6%, average short-term borrowings increased $14.4 billion, and average long-term debt increased $32.4 billion.
•The average cost of total deposits was 1.51%, up 142 basis points. The average cost of short-term borrowings was 5.19%, up 393 basis points. The average cost of long-term debt was 4.62%, up 287 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	2Q23	1Q23	2Q22	Link		Like
Insurance income	$935	$813	$825	$122	15.0%	$110	13.3%
Wealth management income	330	339	337	(9)	(2.7)	(7)	(2.1)
Investment banking and trading income	211	261	255	(50)	(19.2)	(44)	(17.3)
Service charges on deposits	240	249	254	(9)	(3.6)	(14)	(5.5)
Card and payment related fees	236	230	246	6	2.6	(10)	(4.1)
Mortgage banking income	99	142	100	(43)	(30.3)	(1)	(1.0)
Lending related fees	86	106	100	(20)	(18.9)	(14)	(14.0)
Operating lease income	64	67	66	(3)	(4.5)	(2)	(3.0)
Securities gains (losses)	—	—	(1)	—	—	1	(100.0)
Other income	92	27	66	65	NM	26	39.4
Total noninterest income	$2,293	$2,234	$2,248	$59	2.6	$45	2.0

Noninterest income was up $59 million, or 2.6%, compared to the first quarter of 2023 due to record insurance income and higher other income, partially offset by lower investment banking and trading income and mortgage banking income.

•Insurance income increased primarily due to increased production and seasonally higher property and casualty commissions, partially offset by seasonally lower employee benefit plan commissions.
•Other income increased primarily due to higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense) and higher other investment income.
•Investment banking and trading income decreased due to lower bond originations, loan syndications, and asset securitizations.
•Mortgage banking income decreased due to a gain on the sale of a servicing portfolio in the prior quarter, partially offset by mortgage servicing rights valuation adjustments in the prior quarter.

Noninterest income was up $45 million, or 2.0%, compared to the second quarter of 2022 due to higher insurance income and other income, partially offset by lower investment banking and trading income.

•Insurance income increased primarily due to strong 9.1% organic growth and acquisitions.
•Investment banking and trading income decreased due to lower structured real estate income and lower trading income.
•Other income increased primarily due to higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense), partially offset by derivative collateral related costs.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	2Q23	1Q23	2Q22	Link		Like
Personnel expense	$2,256	$2,181	$2,102	$75	3.4%	$154	7.3%
Professional fees and outside processing	352	314	349	38	12.1	3	0.9
Software expense	237	214	234	23	10.7	3	1.3
Net occupancy expense	180	183	181	(3)	(1.6)	(1)	(0.6)
Amortization of intangibles	131	136	143	(5)	(3.7)	(12)	(8.4)
Equipment expense	92	110	114	(18)	(16.4)	(22)	(19.3)
Marketing and customer development	79	78	93	1	1.3	(14)	(15.1)
Operating lease depreciation	44	46	47	(2)	(4.3)	(3)	(6.4)
Regulatory costs	73	75	44	(2)	(2.7)	29	65.9
Merger-related and restructuring charges	54	63	121	(9)	(14.3)	(67)	(55.4)
Other expense	250	291	152	(41)	(14.1)	98	64.5
Total noninterest expense	$3,748	$3,691	$3,580	$57	1.5	$168	4.7

Noninterest expense was up $57 million, or 1.5%, compared to the first quarter of 2023 due to higher personnel expense and professional fees and outside processing expenses, partially offset by lower other expenses. Merger-related and restructuring charges decreased $9 million. Merger-related and restructuring charges for both quarters in 2023 includes costs for personnel and facilities optimization. Adjusted noninterest expenses, which exclude merger-related costs, the amortization of intangibles, and a small loss on the early extinguishment of debt, increased $67 million, or 1.9%, compared to the prior quarter.

•Personnel expense increased due to higher variable incentives and higher other post-retirement benefit expense (which is almost entirely offset by higher other income), partially offset by seasonally lower payroll taxes.
•Professional fees and outside processing expenses increased due to enterprise technology and other investments.
•Other expense decreased primarily due to lower operating losses.

Noninterest expense was up $168 million, or 4.7%, compared to the second quarter of 2022 due to higher personnel expense, other expense, and regulatory costs, partially offset by lower merger-related and restructuring charges. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $67 million and $117 million, respectively, due to the completion of integration-related activities. The second quarter of 2022 included a gain on the redemption of FHLB advances of $39 million. Adjusted noninterest expenses, which exclude merger-related costs, the amortization of intangibles, and gains and losses on the early extinguishment of debt increased $321 million, or 9.9%.

•Personnel expense increased due to investments in teammates by increasing Truist’s minimum wage, the impact from acquisitions, investments in revenue producing businesses and enterprise technology, and higher other post-retirement benefit expense (which is almost entirely offset by higher other income), partially offset by lower pension expenses.
•Other expense increased primarily due to higher pension expense (driven primarily by lower plan assets), partially offset by lower operating losses.
•Regulatory costs increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	2Q23	1Q23	2Q22	Link		Like
Provision for income taxes	$287	$394	$372	$(107)	(27.2)%	$(85)	(22.8)%
Effective tax rate	17.6%	20.6%	19.5%	(300) bps		(190) bps

The effective tax rate decreased compared to the first quarter of 2023 primarily driven by a decrease in the full year forecasted effective tax rate and changes in discrete tax items.

The effective tax rate decreased compared to the second quarter of 2022 primarily driven by lower income before taxes.

Average Loans and Leases
(Dollars in millions)	2Q23	1Q23	Change	% Change
Commercial:
Commercial and industrial	$166,588	$165,095	$1,493	0.9%
CRE	22,706	22,689	17	0.1
Commercial construction	5,921	5,863	58	1.0
Total commercial	195,215	193,647	1,568	0.8
Consumer:
Residential mortgage	56,320	56,422	(102)	(0.2)
Home equity	10,478	10,735	(257)	(2.4)
Indirect auto	26,558	27,743	(1,185)	(4.3)
Other consumer	28,189	27,559	630	2.3
Student	4,766	5,129	(363)	(7.1)
Total consumer	126,311	127,588	(1,277)	(1.0)
Credit card	4,846	4,785	61	1.3
Total loans and leases held for investment	$326,372	$326,020	$352	0.1

Average loans held for investment increased $352 million, or 0.1%, compared to the prior quarter, while period-end loans held for investment were $322.1 billion, down $5.6 billion compared to March 31, 2023, primarily due to the sale of the student loan portfolio at the end of the second quarter of 2023 and loan growth moderation in lower return portfolios.

•Average commercial loans increased 0.8% due to a seasonal increase in mortgage warehouse lending and growth within the core commercial and industrial portfolio.

•Average consumer loans decreased 1.0% due to lower indirect auto production, the continued run-off of the student loan portfolio (prior to the sale at the end of the period), and lower home equity balances, partially offset by growth in higher-return point-of-sale lending in the other consumer portfolio (Service Finance and Sheffield).

Average Deposits
(Dollars in millions)	2Q23	1Q23	Change	% Change
Noninterest-bearing deposits	$123,728	$131,099	$(7,371)	(5.6)%
Interest checking	102,105	108,886	(6,781)	(6.2)
Money market and savings	138,149	139,802	(1,653)	(1.2)
Time deposits	35,844	28,671	7,173	25.0
Total deposits	$399,826	$408,458	$(8,632)	(2.1)

Average deposits for the second quarter of 2023 were $399.8 billion, a decrease of $8.6 billion, or 2.1%, compared to the prior quarter. The decrease in deposits was primarily due to the impact of client tax payments and prior quarter activity.

Average noninterest-bearing deposits decreased 5.6% compared to the prior quarter and represented 30.9% of total deposits for the second quarter of 2023 compared to 32.1% for the first quarter of 2023 and 35.1% compared to the year ago quarter. Average interest checking and money market and savings declined 6.2% and 1.2%, respectively, compared to the prior quarter. Average time deposits increased 25% due to an increase in retail client time deposits primarily due to migration from other deposit products and brokered time deposits.

Capital Ratios
	2Q23	1Q23	4Q22	3Q22	2Q22
Risk-based:	(preliminary)
CET1	9.6%	9.1%	9.0%	9.1%	9.2%
Tier 1	11.1	10.6	10.5	10.7	10.8
Total	13.2	12.7	12.4	12.6	12.6
Leverage	8.8	8.5	8.5	8.5	8.6
Supplementary leverage	7.5	7.3	7.3	7.3	7.3

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the second quarter of 2023. The dividend payout ratio for the second quarter of 2023 was 56%. Truist did not repurchase any shares in the second quarter of 2023.

Truist CET1 ratio was 9.6% as of June 30, 2023. The increase since March 31, 2023 resulted from the minority stake sale in TIH and organic capital generation. Truist closed the sale of the minority stake in TIH on April 3, 2023, which added 31 basis points to the risk-based regulatory capital ratios.

Truist completed the 2023 CCAR process and received the preliminary SCB requirement of 2.9% for the period October 1, 2023 to September 30, 2024. The Federal Reserve will provide Truist with its final SCB requirement by August 31, 2023.

Truist’s average consolidated LCR was 112% for the three months ended June 30, 2023, compared to the regulatory minimum of 100%. Truist has significant and strong access to liquidity with $178 billion of available liquidity as of June 30, 2023 compared to $166 billion as of March 31, 2023.

Asset Quality
(Dollars in millions)	2Q23	1Q23	4Q22	3Q22	2Q22
Total nonperforming assets	$1,583	$1,261	$1,250	$1,240	$1,173
Total loans 90 days past due and still accruing	662	1,361	1,605	1,709	1,787
Total loans 30-89 days past due	1,550	1,805	2,267	1,957	2,091
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.47%	0.36%	0.36%	0.35%	0.36%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.48	0.55	0.70	0.62	0.69
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.21	0.42	0.49	0.54	0.59
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.43	1.37	1.34	1.34	1.38
Ratio of allowance for loan and lease losses to net charge-offs(1)	2.6x	3.7x	4.1x	5.0x	6.5x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.0x	3.8x	3.7x	3.8x	3.8x
Applicable ratios are annualized.
(1)Excluding the impact from the student loan charge-offs, the ALLL to annualized net charge-offs was 3.4X at June 30, 2023.

Nonperforming assets totaled $1.6 billion at June 30, 2023, up $322 million compared to March 31, 2023. Nonperforming loans and leases held for investment were 0.47% of loans and leases held for investment at June 30, 2023, up 11 basis points compared to March 31, 2023. The increase in nonperforming assets was concentrated in the CRE and commercial and industrial portfolios.

Loans 90 days or more past due and still accruing totaled $662 million at June 30, 2023, down $699 million, or twenty-one basis points as a percentage of loans and leases, compared with the prior quarter primarily due to the sale of government guaranteed student loans and a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2023, unchanged from March 31, 2023.

Loans 30-89 days past due and still accruing of $1.6 billion at June 30, 2023 were down $255 million, or 7 basis points as a percentage of loans and leases, compared to the prior quarter primarily due to declines in government guaranteed student loans as a result of exiting that portfolio.

The allowance for credit losses was $4.9 billion and includes $4.6 billion for the allowance for loan and lease losses and $273 million for the reserve for unfunded commitments. The ALLL ratio was 1.43%, up six basis points compared with March 31, 2023 primarily due to an updated economic outlook. The ALLL covered nonperforming loans and leases held for investment 3.0X compared to 3.8X at March 31, 2023. At June 30, 2023, the ALLL was 2.6X annualized net charge-offs, compared to 3.7X at March 31, 2023. The ALLL to annualized net charge-offs for the current quarter was impacted by the charge-off related to the sale of the student loan portfolio. Excluding the impact from the student loan charge-offs, the ALLL to annualized net charge-offs was 3.4X at June 30, 2023.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	2Q23	1Q23	2Q22	Link		Like
Provision for credit losses	$538	$502	$171	$36	7.2%	$367	NM
Net charge-offs	440	297	159	143	48.1	281	176.7
Net charge-offs as a percentage of average loans and leases(1)	0.54%	0.37%	0.22%	17 bps		32 bps
Applicable ratios are annualized.
(1)2Q23 includes 12 basis point impact from student loan portfolio sale.

The provision for credit losses was $538 million compared to $502 million for the first quarter of 2023. The current quarter includes $98 million of charge-offs related to the sale of the student loan portfolio, which was previously provided for in the allowance.

•The increase in the current quarter provision expense primarily reflects higher net charge-offs and an updated economic outlook.
•The net charge-off ratio for the current quarter was up compared to the first quarter of 2023 primarily driven by the sale of the student loan portfolio as well as higher charge-offs in the commercial and industrial and CRE portfolios.

The provision for credit losses was $538 million compared to $171 million for the second quarter of 2022.

•The increase in the current quarter provision expense primarily reflects higher net charge-offs and an updated economic outlook.
•The net charge-off ratio was up compared to the second quarter of 2022 driven by the sale of the student loan portfolio as well as higher charge-offs in the commercial and industrial, CRE, and indirect auto portfolios.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live second quarter 2023 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: https://app.webinar.net/ao9lg3ZzQDX

Dial-in: 855-303-0072, passcode 100038

Additional details: The news release and presentation materials will be available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Second Quarter 2023 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $555 billion as of June 30, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CCAR	Comprehensive Capital Analysis and Review
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
EBITDA	Earnings before interest, taxes, depreciation, and amortization
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
LCR	Liquidity Coverage Ratio
LIBOR	London Interbank Offered Rate
Like	Compared to Second quarter of 2022
Link	Compared to First quarter of 2023
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
SBIC	Small Business Investment Company
SCB	Stress Capital Buffer
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Performance Measures -The adjusted performance measures, including adjusted diluted earnings per share, return on average tangible common shareholders’ equity, adjusted efficiency ratio, and adjusted noninterest expense, are non-GAAP in that they exclude merger-related and restructuring charges, other selected items, and amortization of intangible assets, as applicable to tangible measures. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from mergers and acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2023 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, could adversely affect Truist’s revenue and expenses, the value of assets and obligations, including our portfolio of investment securities, and the availability and cost of capital, cash flows, and liquidity;
•Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings could increase the cost of funding, limit access to capital markets, or negatively affect Truist’s overall liquidity or capitalization;
•Truist may be impacted by actual or perceived soundness of other financial institutions, including as a result of the financial or operational failure of a major financial institution, or concerns about the creditworthiness of such a financial institution or its ability to fulfill its obligations, which can cause substantial and cascading disruption within the financial markets and increased expenses, including FDIC insurance premiums, and could affect our ability to attract and retain depositors and to borrow or raise capital;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, including as a result of supply chain disruptions, inflationary pressures and labor shortages, and instability in global geopolitical matters, including due to an outbreak or escalation of hostilities, or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•the monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, could have a material adverse effect on the economy and Truist’s profitability;
•unexpected outflows of uninsured deposits may require us to sell investment securities at a loss;
•a loss of value of our investment portfolio could negatively impact market perceptions of Truist and could lead to deposit withdrawals;
•the effects of COVID-19 adversely impacted the Company’s operations and financial performance and similar adverse impacts resulting from pandemics could occur in future periods;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•Truist could fail to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion could damage Truist’s reputation and adversely impact business and revenues, including the effects of social media on market perceptions of Truist and banks generally;
•regulatory matters, litigation or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•Truist faces substantial legal and operational risks in safeguarding personal information;
•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, which may become more stringent in light of recent market events, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;
•Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriate-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;
•Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyberattacks, which have increased in frequency with geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.